Exhibit 10.5

SUBCONTRACT AGREEMENT

Time and Material / Labor Hour

SUBCONTRACTOR:	SUBCONTRACT #: [ ]
Ibis Therapeutics, A Division of Isis Pharmaceuticals, Inc.	DPAS RATING: [ ]
ADDRESS:	TYPE: Time and Material/Labor Hour
1891 Rutherford Road	NOT-TO-EXCEED CEILING PRICE: $[ ]
Carlsbad, CA 92008

INTRODUCTION

This Subcontract Agreement, effective [                    ] is made between SCIENCE APPLICATIONS INTERNATIONAL CORPORATION (hereinafter known as “Buyer”), a Delaware corporation with principal offices in San Diego, California, and Isis Pharmaceuticals, Inc. (hereinafter known as “Seller”), a corporation, with principal offices in Carlsbad, California. The effort to be performed by Seller under this Subcontract will be part of Buyer’s Prime Contract # [                    ] that has been issued by [                    ].  The work, defined in Attachment I (Statement of Work and Schedule) will be performed on a Time and Material/Labor Hour basis, in accordance with Schedule A (Specific Terms and Conditions), and any referenced document in 18.0 Order of Precedence clause of this agreement.

SCHEDULE A

SPECIFIC TERMS AND CONDITIONS

1.0          PERIOD OF PERFORMANCE

The period of performance for this Subcontract is [                    ] through [                    ], unless amended in writing by mutual agreement of the parties. Seller is not obligated to continue work or provide services and Buyer is not obligated to compensate Seller for expenses incurred or commitments made before or after these dates.

1.1          LABOR RATES

The following are the Seller’s fixed hourly labor rates effective for the period of performance identified in paragraph 1.0 of this Subcontract:

LABOR CATEGORY	BILLING RATE		BILLING RATE
	GFY 05 (12/16/04-09/30/05)		GFY 06 (10/01/05-09/30/06)
Executive	$	[ ] Per hour	$	[ ] Per hour
Scientist II	$	[ ] Per hour	$	[ ] Per hour
Scientist I	$	[ ] Per hour	$	[ ] Per hour
Scientist	$	[ ] Per hour	$	[ ] Per hour

1.2          FUNDING

This Subcontract may be incrementally or fully funded. The Subcontract Ceiling Price of $[                    ] is currently fully funded in the amount of $[                    ] ($[                    ] Labor / $[                    ] Consumables), which is anticipated to cover expenses through [                    ]. And, unless amended in writing by mutual agreement of the parties, Seller is not obligated to incur expenses or make commitments in excess of the Subcontract funded amount, and Buyer is not obligated to compensate Seller beyond the funded amount of the Subcontract. If at any time the Seller has reason to believe that the hourly rate payments and material costs that will accrue in performing this Subcontract in the next succeeding 30 days, if added to all other payments and cost previously accrued will exceed eighty-five percent (85%) of the of the total funded amount of this Subcontract, the Seller shall immediately notify the Buyer in writing providing supporting rationale for additional funds. It is mutually agreed and understood that the above 85% notification requirement applies to each increment of funds provided to Seller under this Subcontract.

Subcontractor: Isis Pharmaceuticals, Inc.

Subcontract No.: [                    ]

Project Name: [                    ]

1.3          INSPECTION

All materials furnished and services performed pursuant hereto shall be subject to inspection and test by Buyer and its agents and by its customers at all times and places, during the period of performance, and in any event before acceptance. In the event that material furnished or services supplied are not performed in accordance with the statement of work requirements, Buyer may require Seller to replace or correct services or materials. The cost of replacement or correction shall be determined under the Payment clause of this subcontract, but the “hourly rate” for labor hours incurred in the replacement or correction shall be reduced to exclude that portion of the rate attributable to profit. If the Seller fails to proceed with reasonable promptness to perform required replacement or correction, and if the replacement or correction cannot be performed within the Not-To-Exceed ceiling price, the Buyer may terminate the subcontract for default.

1.4          INVOICES

Invoices shall be prepared in duplicate and contain the following information; subcontract number, labor categories, hourly rates, labor hours, extended totals by category, material and other direct costs detail shall be separated from labor costs. Invoices will be mailed to:

Science Applications International Corporation

Attention: Josh Houser, M/S 700

4001 North Fairfax Drive, Suite 375

Arlington, VA 22203

Invoices shall clearly reference a unique invoice number on each invoice, period of incurred costs, and the date of the invoice. Invoices shall include the “Amount Previously Billed,” the “Amount of this Invoice,” and the “Total Amount Billed to Date” for each labor category. Seller shall submit invoices for the full amount stating the amount of withhold/retention if any for each line item billed.

Invoices shall be signed and dated by the cognizant Contractual Representative of the Seller, verifying the costs included are correct. The following statement will be executed for all invoices whose billing rates are based on fixed hourly rates tied to labor categories that contain minimum education and experience qualifications for assigned personnel:

“I have reviewed the qualifications of the individuals whose labor costs are being invoiced hereunder and hereby confirm that all individuals meet the minimum labor category education and experience requirements for the specific labor categories for which his or her work is being billed.”

1.5          PAYMENT

The Buyer shall pay the Seller upon the submission of invoices approved by the Buyer as follows:

(a)   Hourly rate. The amounts shall be computed by multiplying the appropriate hourly rates in Section 1.1 by the number of direct labor hours performed. Invoices may be submitted once each month to the Buyer. The Seller shall substantiate invoices by evidence of actual payment and by individual daily job time cards, or other substantiation approved by the Buyer. The Buyer shall pay the invoice within 30 days after receipt of proper invoice.

(b)   Unless specifically authorized in writing by the Buyer, the Seller is not authorized to perform and the Buyer is not obligated to reimburse the Seller for work performed on an Overtime, Extended Work Week, Shift Premium, or Uncompensated Time basis.

(c)   Materials and other direct costs. Authorized material and other direct costs, such as travel, will be reimbursed on an actual cost basis in accordance with Generally Accepted Accounting Principles applied on a consistent basis. Where materials are withdrawn from inventories, cost must be determined in accordance with proper accounting practices consistently followed by Seller. Seller shall support all material cost claims by submitting invoices, storeroom requisitions, expense reports, or other substantiation acceptable to Buyer. Reasonable and allocable materials handling costs may be included in the charge for material at cost to the extent they are clearly excluded from hourly rates. The material handling cost shall be 15% of direct material and other direct costs.

Pro forma #9-932-025 Time and Material/Labor Hour (rev. 9/20/2004)

(d)   Total cost. To the extent the Ceiling Price of this Subcontract is fully funded, it is estimated that the total cost to the Buyer for the performance of this subcontract shall not exceed the ceiling price. The Seller agrees to use its best efforts to perform the work within the ceiling price. If at any time the Seller has reason to believe that the total price to the Buyer will be substantially greater or less than the ceiling price, the Seller shall immediately notify the Buyer in writing and provide a revised estimate for performing the work.

1.6          AUDIT

At any time before final payment the Buyer may request and perform an audit of the invoices and substantiating material. Each payment previously made shall be subject to reduction to the extent of amounts that are found by the Buyer not to have been properly payable in accordance with the payment terms of this subcontract. Audit will include, but not be limited to, individual daily job time cards, invoices for material, storeroom requisitions, expense reports, and other substantiation supporting invoiced amounts.

1.7          WARRANTY

Seller represents and warrants (1) that all goods and services delivered pursuant hereto will be new, unless otherwise specified, and free from defects in material and workmanship; (2) that all goods and services will conform to applicable specifications, drawings, and standards of quality and performance, and that all items will be free from defects in design and suitable for their intended purpose; and (3) that the goods covered by this order are fit and safe for consumer use, if so intended. All representations and warranties of Seller together with its service warranties and guarantees, if any, shall run to Buyer and Buyer’s customers. The foregoing warranties shall survive any delivery, inspection, acceptance, or payment by Buyer.

2.0          TECHNICAL AND CONTRACTUAL REPRESENTATIVES

The following authorized representatives are hereby designated for this Subcontract:

SELLER:		BUYER:
TECHNICAL:	[ ] Phone: [ ] Fax: [ ] Email: [ ]	TECHNICAL:	[ ] Phone: [ ] Fax: [ ] Email: [ ]
CONTRACTUAL:	[ ] Phone: [ ] Fax: [ ] Email: [ ]	CONTRACTUAL:	[ ] Phone: [ ] Fax: [ ] Email: [ ]

2.1          CONTACTS

Contacts with Buyer that affect the subcontract prices, schedule, statement of work, and subcontract terms and conditions shall be made with the authorized contractual representative. No changes to this Subcontract shall be binding upon Buyer unless incorporated in a written modification to the Subcontract and signed by Buyer’s contractual representative.

2.2          CHANGES

Buyer may, by written notice to Seller at any time before completion of this subcontract, make changes within the general scope of this subcontract in any one of the following:  (a) drawings, designs, or specifications; (b) quantity; (c) delivery; (d) method of shipment or routing; and (e) make changes in the amount of Buyer furnished property. If any such change causes a material increase or decrease in any hourly rate or the not-to-exceed ceiling price, or the time required for the performance of any part of the work under this subcontract, the Buyer shall make an equitable adjustment in the hourly rates or delivery schedule, or both, and shall modify the subcontract not-to-exceed ceiling price. As a condition precedent to any equitable adjustment, the Seller must notify Buyer in writing of any request for adjustment within twenty (20) days from the date Seller receives notice from Buyer of a change, or from the date of any act of Buyer, which Seller considers to constitute a change. Failure to agree to any adjustment shall be a dispute under the Disputes clause of this subcontract. However, Seller shall proceed with the work as changed without interruption and without awaiting settlement of any such claim.

3.0          DISCLOSURE

The parties shall not disclose information concerning work under this Subcontract to any third party, unless such disclosure is necessary for the performance of the subcontract effort. No news releases, public announcement, denial or confirmation of any part of the subject matter of this Subcontract or any phase of any program hereunder shall be made without prior written consent of Parties, which consent will not be unreasonably withheld.  The restrictions of this paragraph shall continue in effect upon completion or the parties may mutually agree upon termination of this Subcontract for such period of time as in writing.  In the absence of a written established period, no disclosure is authorized.  Failure to comply with the provisions of this clause may be cause for termination of this subcontract.  The obligations of Paragraph 3.0 will not apply to information that the receiving party can establish by written records was disclosed by the receiving party pursuant to any judicial, government or stock exchange request, requirement or order, so long as the receiving party provides the disclosing party with sufficient prior written notice in order to allow the disclosing party to contest such request, requirement or order.

4.0          KEY PERSONNEL

(a)   For purposes of this clause, Buyer and Seller define “Key Personnel” as those individuals who are mutually recognized as essential to the successful completion and execution of this Subcontract.

(b)   Personnel designated as “Key Personnel” shall be assigned to the extent necessary for the timely completion of the task to which assigned. Any substitution or reassignment involving Seller’s “Key Personnel” assigned to this work shall be made only with persons of equal abilities and qualifications and is subject to prior approval of Buyer, in writing.

(c)   Buyer reserves the right to direct the removal of any individual assigned to this Subcontract.

(d)   Seller’s Key Personnel is [                    ].

4.1          IP RIGHTS

Subject to the rights reserved to the U.S. Government under the referenced FAR’s, Isis will retain all rights, including commercial rights, to any technology, software and inventions created by Isis during the performance of this Subcontract Agreement (“ISIS Technology”). Inventorship of any invention created hereunder will be determined in accordance with U.S. Patent Law, including joint inventorship, if any, between SAIC and Isis. The ISIS Technology disclosed to SAIC hereunder is disclosed solely for use in performance of SAIC’s obligations to the U.S. Government under Prime Contract # [                    ]. Any other use of Isis Technology by SAIC, including the pursuit of commercial opportunities, will be subject to separate agreements.

5.0          ASSIGNMENTS AND SUBCONTRACTS

This Subcontract is not assignable and shall not be assigned by Seller without the prior written consent of Buyer. Further, Seller agrees to obtain Buyer’s approval before subcontracting this order or any substantial portion thereof; provided, however, that this limitation shall not apply to the purchase of standard commercial supplies or raw materials.

6.0          INSURANCE PROVISION FOR PROCUREMENT CONTRACTS

Without prejudice to Seller’s liability to indemnify Buyer as stated in the indemnification provision of this Agreement, Seller shall procure, at its expense, and maintain for the duration of the Agreement, the insurance policies described below with financially responsible insurance companies, reasonably acceptable to Buyer, with policy limits not less than those indicated below. Notwithstanding any provision contained herein, the Seller, and its employees, agents, representatives, consultants and lower-tier subcontractors and suppliers, are not insured by Buyer, and are not covered under any policy of insurance that Buyer has obtained or has in place.

Special Provisions Applicable to Seller’s Insurance coverage:

1.     Additional Insured - Seller shall have all policies, except Workers’ Compensation and Employer’s Liability, endorsed to name Buyer as an Additional Insured with respect to the work to be performed by the Seller.

2.     Waiver of Subrogation - Seller shall have all policies endorsed to waive the insurer’s rights of subrogation in favor of Buyer except for Workers Compensation.

3.     Deductibles - Subject to the reasonable review and approval of Buyer, the Seller may arrange deductibles or self-insured retention’s as part of the required insurance coverage’s. However, it is expressly agreed that all deductibles or self-insured retention’s are the sole responsibility of the Seller.

4.     Adequacy of Insurance Limits - The insurance coverage limits stated below are minimum coverage requirements, not limits of liability, and shall not be construed in any way as Buyer’s acceptance of responsibility of the Seller.

5.     Certificates of Insurance - Prior to commencement of any work under this Agreement, the Seller shall furnish Buyer with Certificates of Insurance covering the current period of performance of this Subcontract, in a format acceptable to Buyer, evidencing the insurance coverage required in this Agreement and containing the following information:

a.     Identify Buyer as an “Additional Insured” with respect to all policies except Workers’ Compensation and employers’ liability.

b.     State that all policies have been endorsed to waive subrogation in favor of Buyer except for Workers Compensation.

c.     State that the underwriters agree to provide Buyer with at least 30 days prior written notice of any cancellation in the coverage.

In addition, the Seller shall furnish the Buyer revised Certificates of Insurance covering any and all subsequent extensions to the initial period of performance of this Subcontract.

6.1          COVERAGE

A.    Workers’ Compensation - Insurance for statutory obligations imposed by law including, where applicable, coverage under United States Longshoremen’s and Harbor Workers’ Act and Jones Act. (if applicable, Defense Base Act for those employees working on a U.S. Military installation outside of the United States).

B.    Employers Liability - Insurance with limits of $1,000,000 for bodily injury by accident and $1,000,000 for bodily injury by disease, including, if applicable, maritime coverage endorsement.

C.    Commercial General Liability - (Standard ISO occurrence form) - including full fire legal liability and contractual liability, with a per occurrence limit of $1,000,000.

D.    Business Auto Liability - Coverage for bodily injury and property damage liability for all owned, hired or non-owned vehicles, with an each accident limit of $1,000,000.

The following clauses are applicable to this Agreement if checked:

E.     Professional Liability - $1,000,000 per occurrence and aggregate providing coverage for claims arising out      of the performance of professional services, resulting from any error, omission or negligent act of the     Seller.

7.0          INDEMNIFICATION

(a)   Seller shall indemnify, defend and hold SAIC and SAIC’s customers harmless from and against any and all damages, losses, liabilities and expenses (including reasonable attorneys’ fees) arising out of or relating to any claims, causes of action, lawsuits or other proceedings, regardless of legal theory, that result, in whole or in part, from Seller’s (or any of Seller’s subcontractors, suppliers, employees, agents or representatives): (i) intentional misconduct, negligence, or fraud, (ii) breach of any representation, warranty or covenant made herein, or (iii) products or services including, without limitation, any claims that such products or services infringe any United States patent, copyright, trademark, trade secret or any other proprietary right of any third party.

(b)   Buyer shall promptly notify Seller of any claim against Buyer that is covered by this indemnification provision and shall authorize representatives of Seller to settle or defend any such claim or suit and to represent Buyer in, or to take charge of, any litigation in connection therewith.

8.0          INFRINGEMENT INDEMNITY

(a)   In lieu of any warranty by Buyer or Seller against infringement, statutory or otherwise, it is agreed that Seller shall defend, at its expense, any suit against Buyer or its customers based on a claim that any item furnished under this order or the normal use or sale thereof infringes any U.S. Letters patent or copyright, and shall pay costs and damages finally awarded in any such suit, provided that Seller is notified in writing of the suit and given authority, information, and assistance at Seller’s expense for the defense of same. If the use or sale of said item is enjoined as a result of such suit, Seller, at no expense to Buyer, shall use commercially reasonable efforts to obtain for Buyer and its customers the right to use and sell said item or shall substitute an equivalent item acceptable to Buyer and extend this patent indemnity thereto.

(b)   Notwithstanding the foregoing paragraph, when this order is performed under the Authorization and Consent of the U.S. Government to infringe U.S. Patents, Seller’s liability for infringement of such Patents in such performance shall be limited to the extent of the obligation of Buyer to indemnify the U.S. Government.

9.0          CONFIDENTIALITY AND USE OF BUYER FURNISHED ITEMS/INFORMATION

Seller agrees that it will keep confidential the features of any equipment, tools, gauges, patterns, designs, drawings, engineering data or other technical or proprietary information furnished by Buyer and use such items only in the performance of this Subcontract or other orders from Buyer and not otherwise, unless Buyer’s written consent is first obtained.  Seller also agrees to use any designs or data in accordance with any restrictive legends placed on such items by the Buyer or any third party.  Upon completion or termination of this Order, Seller shall return all such items to Buyer or make such other disposition thereof as may be directed or approved by Buyer.

10.0        DISPUTES

Any dispute not disposed of in accordance with the “Disputes Clause” of Schedule B, if any, shall be determined in the following manner.

(a)   Buyer and Seller agree to enter into Negotiation to resolve any dispute. Both parties agree to negotiate in good faith to reach a mutually agreeable settlement within a reasonable amount of time.

(b)   If negotiation is unsuccessful, Buyer and Seller agree to enter into binding Arbitration. The American Arbitration Association (AAA) Commercial Arbitration Rules (most recent edition) are to govern this Arbitration. The Arbitration shall take place in the County of San Diego, State of California. The Arbitrator shall be bound to follow the applicable subcontract provisions and California law in adjudicating the dispute. It is agreed by both parties that the Arbitrator’s decision is final, and that no party may take any action, judicial or administrative, to overturn this decision. The judgment rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

Pending any decision, appeal or judgment referred to in this provision or the settlement of any dispute arising under this Subcontract, Seller shall proceed diligently with the performance of this Subcontract.

11.0        DEFAULT

(a)   The Buyer may, by written notice of default to the Seller, terminate the whole or any part of this Subcontract in any one of the following circumstances:  (i) if Seller fails to make progress in the work so as to endanger performance delivery of the supplies or to perform the services within the time specified herein or any extension thereof; or (ii) if Seller fails to perform any of the other provisions of this Subcontract in accordance with its terms, and in either of these two circumstances does not cure such failure within a period of 10 days (or such longer period as Buyer may authorize in writing) after receipt of notice from the Buyer specifying such failure; or (iii) Seller becomes insolvent or the subject of proceedings under any law relating to bankruptcy or the relief of debtors or admits in writing its inability to pay its debts as they become due.

(b)   If this Subcontract is so terminated, Seller shall submit a final termination settlement proposal to the Buyer. The Seller shall submit the proposal promptly but no later than six (6) months from the effective date of the termination. If Seller fails to submit the proposal within the time allowed, the Buyer may determine the amount, if any, due the Seller because of the termination. The amount will be determined as follows; (i) An amount for direct labor hours determined by multiplying the number of direct labor hours expended before the effective date of termination by the hourly rates, less profit, in the Schedule, less any hourly rate payments already made to the Seller; (ii) An amount for material expenses incurred before the effective date of termination, not previously paid to the Seller. Buyer may procure or otherwise obtain, upon such terms and in such manner as Buyer may deem appropriate, supplies or services similar to those terminated, Seller, subject to the exceptions set forth below, shall be liable to Buyer for any excess costs of such similar supplies or services.

(c)   Seller shall transfer title and deliver to Buyer, in the manner and to the extent requested in writing by Buyer at or after termination such complete articles, partially completed articles and materials, parts, tools, dies, patterns, jigs, fixtures, plans, drawings, information and contract rights as Seller has produced or acquired for the performance of the terminated part of this Subcontract, and Buyer will pay Seller the contract price for complete articles delivered to and accepted by Buyer and the fair value of the other property of Seller so requested and delivered.

(d)   Seller shall continue performance of this Subcontract to the extent not terminated. Buyer shall have no obligations to Seller with respect to the terminated part of this Subcontract except as herein provided. In case of Seller’s default, Buyer’s rights as set forth herein shall be in addition to Buyer’s other rights although not set forth in this Subcontract.

(e)   Seller shall not be liable for damages resulting from default due to causes beyond the Seller’s control and without Seller’s fault or negligence, provided, however, that if Seller’s default is caused by the default of a subcontractor or supplier, such default must arise out of causes beyond the control of both Seller and subcontractor or supplier, and without the fault or negligence of either of them and, provided further, the supplies or services to be furnished by the subcontractor or supplier were not obtainable from other sources.

12.0        SUBCONTRACT CLOSEOUT

Within sixty-calendar days after the end of the period of performance for the services to be procured herein, as described in the Attachment I Statement of Work and the satisfactory performance of which shall be solely determined by Buyer, Buyer will issue to Seller a Subcontract Closeout Package. The Package will include, as applicable, Subcontractor Release of Claims; Subcontractor’s Assignment of Refunds, Rebates, Credits, and Other Amounts; Subcontract Patents Report; and any other documentation or request for information considered necessary by Buyer to closeout this Subcontract Agreement.

Seller agrees to submit all information and documentation, including a FINAL invoice bearing the statement, “This FINAL invoice was prepared using final audited rates” as required by the Subcontract Closeout Package within thirty-calendar days of the date of the Package. The parties further agree if the information and documentation submitted by Buyer, finds Seller acceptable with or without negotiations (the necessity for which shall be solely determined by Buyer), to be bound by Seller’s closeout submission as the final agreement between the parties with respect thereto.

In the event Seller fails to submit the required closeout information and documentation in a timely manner, such failure shall constitute Seller’s express agreement that the amounts paid to date by Buyer pursuant to this Agreement, as determined by Buyer’s records, constitute the full, complete and final extent of Buyer’s financial obligation to Seller, that Seller does forever fully and finally remise, release, and discharge Buyer, its officers, agents and employees, of and from any and all liabilities, obligations, claims, and demands whatsoever arising under or relating to this Subcontract Agreement, and that Seller expressly authorizes Buyer to rely on the foregoing representations and release in connection with Buyer’s closeout of or other actions taken with respect to Buyer’s contract with the Government.  Furthermore, such failure is considered to be a material breach of the terms of this subcontract, and may subject seller to forfeiture of all or part of the fee withhold prescribed by Article 1.4.

13.0        GENERAL RELATIONSHIP

The Subcontractor is not an employee of SAIC for any purpose whatsoever. Seller agrees that in all matters relating to this Subcontract it shall be acting as an independent contractor and shall assume and pay all liabilities and perform all obligations imposed with respect to the performance of this Subcontract. Seller shall have no right, power or authority to create any obligation, expressed or implied, on behalf of Buyer and/or the Government and shall have no authority to represent Buyer as an agent.

14.0        NON-WAIVER OF RIGHTS

The failure of Buyer to insist upon strict performance of any of the terms and conditions in the Subcontract, or to exercise any rights or remedies, shall not be construed as a waiver of its rights to assert any of the same or to rely on any such terms or conditions at any time thereafter. The invalidity in whole or in part of any term or condition of this subcontract shall not affect the validity of other parts hereof.

15.0        APPLICABLE STATE LAW AND COMPLIANCE

This Subcontract shall be governed by and construed in accordance with the laws of the State of California. Seller agrees to comply with the applicable provisions of any federal, state or local law or ordinance and all orders, rules and regulations issued there under.

16.0        EXPORT CONTROL COMPLIANCE FOR FOREIGN PERSONS

The subject technology of this Subcontract (together including data, services, and hardware provided hereunder) may be controlled for export purposes under the International Traffic in Arms Regulations (ITAR) controlled by the U.S. Department of State or the Export Administration Regulations (“EAR”) controlled by the U.S. Department of Commerce. ITAR controlled technology may not be exported without prior written authorization and certain EAR technology requires a prior license depending upon its categorization, destination, end-user and end-use. Exports or re-exports of any U.S. technology to [any destination under U.S. sanction or embargo are forbidden.

Access to certain technology (“Controlled Technology”) by Foreign Persons (working legally in the U.S.), as defined below, may require an export license if the Controlled Technology would require a license prior to delivery to the Foreign Person’s country of origin. SELLER is bound by U.S. export statutes and regulations and shall comply with all U.S. export laws. SELLER shall have full responsibility for obtaining any export licenses or authorization required to fulfill its obligations under this Subcontract.

SELLER hereby certifies that all SELLER employees who have access to the Controlled Technology are U.S. citizens, have permanent U.S. residency or have been granted political asylum or refugee status in accordance with 8 U.S.C. 1324b(a)(3). Any non-citizens who do not meet one of these criteria are “Foreign Persons” within the meaning of this clause but have been authorized under export licenses to perform their work hereunder.

17.0        STANDARDS OF BUSINESS ETHICS & CONDUCT

SAIC believes in fair and open competition and is committed to conducting its business fairly, impartially and in an ethical and proper manner. SAIC is owned and controlled by its employee owners. These characteristics make it imperative that SAIC employees adhere to a particularly high ethical standard. Employee ownership both demands and fosters highly ethical conduct because SAIC can be successful only when employees look after long-term interests of the company and resist pressures to compromise SAIC standards. Buyer’s expectation is that Seller also will conduct its business fairly, impartially and in an ethical and proper manner. If Seller has cause to believe that Buyer or any employee or agent of Buyer has acted improperly or unethically under this agreement/order, Seller shall report such behavior to the SAIC Ethics Hotline (800) 435-4234. Copies of The Science Applications International Corporation (SAIC) code of Ethics and contacts for such reports are available on www.saic.com under Corporate Governance.

18.0        ORDER OF PRECEDENCE

The documents listed below are hereby incorporated by reference. In the event of an inconsistency or conflict between or among the provisions of this Subcontract, the inconsistency shall be resolved by giving precedence in the following order:

1.     Attachment I:  Statement of Work dated [                    ], entitled “[                    ]”

2.     Schedule A:  Specific Terms and Conditions Form 9-932-025 (Rev. 9/20/04)

3.     Schedule B Part I: U.S. Government Terms and Conditions Form 9-932-031 (Rev. 7/1/02)

4.     Schedule B Part II: Contract Clauses Department of Defense (DOD) (Rev. 12/5/03)

19.0        ENTIRE AGREEMENT

The parties hereby agree that this Subcontract, including all documents incorporated herein by reference, shall constitute the entire agreement and understanding between the parties hereto and shall supersede and replace any and all prior or contemporaneous representations, agreements or understandings of any kind, whether written or oral, relating to the subject matter hereof.

In witness whereof, the duly authorized representatives of Buyer and the Seller have executed this Subcontract on the dates shown.

Seller: IBIS THERAPEUTICS A DIVISION OF ISIS PHARMACEUTICALS, INC.	SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

(Company Name)

(Signature)	(Signature)

Name: [ ]	Name: [ ]
(Type or Print)	(Type or Print)

Title: [ ]	Title: [ ]

Date: [ ]	Date: [ ]

Attachment I

Statement of Work

[                    ]

[                    ]

SCHEDULE B - U.S. GOVERNMENT TERMS AND CONDITIONS

Applicable to all U.S. Government subcontracts

PART I - FAR CLAUSES

1.     DEFINITIONS

In all such clauses, unless the context of the clause requires otherwise, the term “Contractor” shall mean Seller, the term “Contract” shall mean this Order, and the terms “Government,” “Contracting Officer” and equivalent phrases shall mean Buyer and Buyer’s Purchasing Representative (except with respect to [                    ], in which the term “Government,” “Contracting Officer” and equivalent phrases will retain their respective meanings as set forth in such FARs), respectively. It is intended that the referenced clauses shall apply to Seller in such manner as is necessary to reflect the position of Seller as a subcontractor to Buyer, to insure Seller’s obligations to Buyer and to the United States Government, and to enable Buyer to meet its obligations under its Prime Contract or Subcontract.

The following definitions apply unless otherwise specifically stated:

“Buyer” - the legal entity issuing this Order.

“Purchasing Representative” - Buyer’s authorized representative.

“Seller” - the legal entity which contracts with the Buyer.

“This Order” - this contractual instrument, including changes.

“Prime Contract” - the Government contract under which this Order is issued.

“FAR” - the Federal Acquisition Regulation.

2.     IDENTIFICATION OF CONTRACT NUMBERS

Government contract numbers shown on this Order shall be included in subcontracts and purchase orders issued by Seller hereunder.

3.     DISPUTES

(a)   Notwithstanding any provisions herein to the contrary:

(1)   If a decision relating to the Prime Contract is made by the Contracting Officer and such decision is also related to this Order, said decision, if binding upon Buyer under the Prime Contract shall in turn be binding upon Buyer and Seller with respect to such matter; provided, however, that if Seller disagrees with any such decision made by the Contracting Officer and Buyer elects not to appeal such decision, Seller shall have the right reserved to Buyer under the Prime Contract with the Government to prosecute a timely appeal in the name of Buyer, as permitted by the contract or by law, Seller to bear its own legal and other costs.  If Buyer elects not to appeal any such decision, Buyer agrees to notify Seller in a timely fashion after receipt of such decision and to assist Seller in its prosecution of any such appeal in every reasonable manner.  If Buyer elects to appeal any such decision of the Contracting Officer, Buyer agrees to furnish Seller promptly with a copy of such appeal.  Any decision upon appeal, if binding upon Buyer, shall in turn be binding upon Seller.  Pending the making of any decision, either by the Contracting Officer or on appeal, Seller shall proceed diligently with performance of this Order.

(2)   If, as a result of any decision or judgment which is binding upon Seller and Buyer, as provided above, Buyer is unable to obtain payment or reimbursement from the Government under the Prime Contract for, or is required to refund or credit to the Government, any amount with respect to any item or matter for which Buyer has reimbursed or paid Seller, Seller shall, on demand, promptly repay such amount to Buyer. Additionally, pending the final conclusion of any appeal hereunder, Seller shall, on demand, promptly repay any such amount to Buyer.  Buyer’s maximum liability for any matter connected with or related to this Order which was properly the subject of a claim against the Government under the Prime Contract shall not exceed the amount of Buyer’s recovery from the Government.

(3)   If this Order is issued by Buyer under a Government Subcontract rather than a Prime Contract, and if Buyer has the right under such Subcontract to appeal a decision made by the Contracting Officer under the Prime Contract in the name of the Prime Contractor (or if Buyer is subject to any arbitrator’s decision under the terms of its subcontract), and said decision is also related to this Order, this Disputes Clause shall also apply to Seller in a manner consistent with its intent and similar to its application had this Order been issued by Buyer under a Prime Contract with the Government.

(4)   Seller agrees to provide certification that data supporting any claim made by Seller hereunder is made in good faith and that the supporting data is accurate and complete to the best of Seller’s knowledge or belief, all in accordance with the requirements of the Contract Disputes Act of 1978 (41USC601-613) and implementing regulations. If any claim of Seller is determined to be based upon fraud or misrepresentation, Seller agrees to defend, indemnify and hold Buyer harmless for any and all liability, loss, cost or expense resulting therefrom.

(b)  Any dispute not addressed in paragraph (a) above, will be subject to the disputes clause of Schedule A of this subcontract agreement.

4.     OTHER GOVERNMENT PROCUREMENT

Nothing contained herein shall be construed as precluding the Seller from producing items for direct sale to the Government, utilizing therefore all hardware and/or software, including designs, drawings, engineering data or other technical or proprietary information furnished Seller by Buyer, provided the Government has the unrestricted right to permit the use thereof for such purpose.

5.     INDEMNIFICATION - COST OR PRICING DATA - COST ACCOUNTING STANDARDS

Seller agrees to indemnify and hold Buyer harmless to the full extent of any cost or price reduction effected by Buyer’s customer, which may result from (i) certified cost or pricing data submitted by Seller or its lower-tier subcontractors which is not accurate, current or complete as certified by Seller; (ii) the failure by Seller or its lower-tier subcontractors to disclose and consistently follow applicable cost accounting practices and standards or otherwise comply with pertinent parts of the FAR, applicable agency supplements thereto, and regulations promulgated by the Cost Accounting Standards Board.

6.     TERMINATION FOR CONVENIENCE

The Buyer may terminate performance of work under this subcontract in whole, or in part if the Purchasing Representative determines that a termination is in the Buyer’s interest.  The Buyer shall terminate by delivering to the Seller a Notice of Termination specifying the extent of termination and the effective date.  If this is a Fixed Price subcontract, the termination will be in accordance with FAR 52.249-2 and FAR 52.249-4.  If this is a Cost Reimbursable subcontract, the termination will be in accordance with FAR 52.249-6.  If this is a Cost Reimbursement subcontract for Educational or Other Nonprofit Institutions, then termination will be in accordance with FAR 52.249-5.

7.     GOVERNMENT PROPERTY

Seller shall comply with the Government Property requirements contained in FAR clause 52.245-2 if this is a fixed priced contract and FAR clause 52.245-5 (substituting 52.245-2 subparagraph (g) for 52.245-5 subparagraphs (g) (1), (2), and (3) if this is a cost reimbursement contract.

8.     CONTRACT COST PRINCIPLES AND PROCEDURES

Seller agrees that to the extent applicable, costs allocated to this contract shall be in full compliance with Subpart 31.2 of FAR (Subpart 31.3 for Educational Institutions) and the applicable agency supplements thereto, if any, set forth in Part II hereof. In the event such compliance is not maintained, Seller agrees to compensate Buyer to the full extent of any prices or costs, including any penalties or interest, which are determined by Buyer’s customer to be unallowable or unreasonable or not allocable, under Buyer’s contract with its customer.

9.     FAR CLAUSES APPLICABLE TO THIS ORDER

The clauses in FAR Subpart 52.2 referenced in subparagraph (a), the clauses applicable at the dollar thresholds in subparagraph (b), and those clauses referenced and checked in subparagraph (c) below, in effect on the date of this Order, are incorporated herein and made a part of this Order. To the extent that an earlier version of any such clause is included in the Prime Contract or Subcontract under which this Order is issued, the date of the clause as it appears in such Prime Contract or Subcontract shall be controlling and said version shall be incorporated herein.

(a)  The following clauses are applicable to this Order:

Clause # & FAR Ref.	Title of Clause
52.203-3	Gratuities
52.211-5	Material Requirements
52.211-15	Defense Priority and Allocation Requirements
52.222-1	Notice to the Government of Labor Disputes
52.222-26	Equal Opportunity (Only Paragraphs (b)(1) through (b)(11)
52.223-3	Hazardous Material Identification and Material Safety Data
52.225-13	Restrictions on Certain Foreign Purchases
52.229-3	Federal, State, and Local Taxes

(b)  The following clauses are applicable to this Order at the indicated dollar values:

Clause # & FAR Ref.	Title of Clause
52.203-5	Covenant Against Contingent Fees* (*if order exceeds $50,000)
52.203-6	Restrictions on Subcontractor Sales to the Government* (*if order exceeds $100,000)
52.203-7	Anti-Kickback Procedures* (*if order exceeds $100,000)
52.203-8	Cancellation, Rescission, and Recovery of Funds for Illegal or Improper Activity
52.203-10	Price or Fee Adjustment for Illegal or Improper Activity * (*If order exceeds $50,000)
52.203-11	Certification and Disclosure Regarding Payments to Influence Certain Federal Transactions* (*if order exceeds or is expected to exceed $100,000)
52.203-12	Limitation on Payments to Influence Certain Federal Transactions* (*if order exceeds or is expected to exceed $100,000)
52.209-6	Protecting the Governments Interest when Subcontracting with Contractors Debarred, Suspended, or Proposed for Debarment* (*if Order exceeds $25,000)
52.215-2	Audit and Records-Negotiation* (*if Order exceeds $50,000)
52.219-8	Utilization of Small Business Concerns* (*if Order exceeds $100,000)
52.219-9	Small Business Subcontracting Plan* (*if Subcontract exceeds or is expected to exceed $500,000)
52.222-4	Contract Work Hours & Safety Standards Act - Overtime Compensation* (*if Order exceeds $100,000)
52.222-35	Affirmative Action for Disabled Veterans & Veterans of the Vietnam Era* (*if Order exceeds $10,000)
52.222-36	Affirmative Action for Workers with Disabilities* (*if Order exceeds $2,500)
52.222-37	Employment Reports on Special Disabled Veterans and Veterans of the Vietnam Era* (*if Order exceeds $10,000)
52.227-2	Notice and Assistance Regarding Patent and Copyright Infringement* (*if Order exceeds $50,000)
52.246-16	Responsibility for Supplies* (*if order exceeds $50,000)
52.247-63	Preference for U.S. Flag Air Carriers* (*if order exceeds $50,000)

(c)  The following clauses are applicable to this Order if checked:

Clause # & FAR Ref.	Title of Clause
☐52.203-10	Price or Fee Adjustment for Illegal or Improper Activity* (*If Order exceeds $50,000)
☐52.204-2	Security Requirements
☐52.204-4	Printing/Copying Double Sided on Recycled Paper
☐52.207-3	Right of First Refusal of Employment Openings
☐52.214-26	Audit and Records-Sealed Bidding
☐52.214-27	Price Reduction for Defective Cost or Pricing Data Modifications - Sealed Bidding
☐52.214-28	Subcontractor Cost or Pricing Data - Modifications - Sealed Bidding
☐52.215-10	Price Reduction for Defective Cost or Pricing Data
☐52.215-11	Price Reduction for Defective Cost or Pricing Data -Modifications
☐52.215-12	Subcontractor Cost or Pricing Data
☐52.215-13	Subcontractor Cost or Pricing Data - Modifications
☐52.215-15	Pension Adjustments and Asset Reversions
☐52.215-16	Facilities Capital Cost of Money
☐52.215-18	Reversion or Adjustment of Plans for Post-Retirement Benefits Other Than Pensions
☐52.215-19	Notification of Ownership Changes
☐52.215-20	Requirements for Cost or Pricing Data or Information Other Than Cost or Pricing Data
☐52.215-21	Requirements for Cost or Pricing Data or Information Other Than Cost or Pricing Data - Modifications
☐52.216-7	Allowable Cost and Payment
☐52.216-8	Fixed Fee
☐52.216-18	Ordering
☐52.216-22	Indefinite Quantity
☐52.217-8	Option to Extend Services
☐52.217-9	Option to Extend the Term of the Contract
(a) within the current contract year
(b) not to exceed 60 months or 5 years
☐52.219-16	Liquidated Damages – Subcontracting Plan
☐52.222-2	Payment for Overtime Premiums -Subparagraph (a) Add “0”
☐52.222-3	Convict Labor
☐52.222-6	Davis-Bacon Act (if order is for construction exceeding $2,000)
☐52.222-11	Subcontracts (Labor Standards)
☐52.222-20	Walsh-Healy Public Contracts Act (if Order exceeds $10,000)
☐52.222-21	Prohibition of Segregated Facilities
☐52.222-29	Notification of Visa Denial
☐52-222-41	Service Contract Act of 1965, as Amended* (*if Order exceeds $2,500)
☐52.222-42	Statement of Equivalent Rates by Federal Hires
☐52.222-43	Fair Labor Standards Act and Service Contract Act - Price Adjustment* (*Multiple Year and Option Contracts)
☐52.222-46	Evaluation of Compensation for Professional Employees
☐52.223-5	Pollution Prevention and Right-to-Know Information
☐52.223-6	Drug-Free Workplace
☐52.223-7	Notice of Radioactive Materials
☐52.223-14	Toxic Chemical Release Reporting
☐52.224-2	Privacy Act

Clause # & FAR Ref.	Title of Clause
☐52.225-1	Buy American Act -Balance of Payments Program - Supplies
☐52.225-5	Trade Agreements
☐52.225-8	Duty-Free Entry
☐52.226-1	Utilization of Indian Organizations and Indian -Owned Economic Enterprises
☐52.227-1	Authorization and Consent (if order exceeds $50,000)
☐52.227-1	Authorization and Consent -Alternate I
☐52.227-3	Patent Indemnity (if order exceeds $50,000)
☐52.227-9	Refund of Royalties
☐52.227-10	Filing of Patent Applications - Classified Subject Matter
☐52.227-11	Patent Rights - Retention by the Contractor (Short Form)
☐52.227-12	Patent Rights - Retention by the Contractor (Long Form)
☐52.227-13	Patent Rights - Acquisition by the Government
☐52.227-14	Rights in Data - General (Alternate I, II, III, IV, or V)
☐52.227-16	Additional Data Requirements
☐52.227-17	Rights in Data - Special Works
☐52.227-18	Rights in Data - Existing Works
☐52.227-19	Commercial Computer Software - Restricted Rights
☐52.227-20	Rights in Data SBIR Program
☐52.227-21	Technical Data, Certification, Revision and Withholding of Payment - Major Systems
☐52.227-22	Major System - Minimum Rights
☐52.227-23	Rights to Proposal Data (Technical)
☐52.228-3	Worker’s Compensation Insurance (Defense Base Act)
☐52.228-4	Worker’s Compensation and War-Hazard Insurance Overseas
☐52.228-5	Insurance - Work on a Government Installation
☐52.228-7	Insurance - Liability to Third Persons
☐52.229-6	Taxes - Foreign Fixed-Price Contracts
☐52.229-7	Taxes - Fixed-Price Contracts with Foreign Governments
☐52.229-8	Taxes - Foreign Cost-Reimbursement Contracts
☐52.229-9	Taxes - Cost-Reimbursement Contracts with Foreign Governments
☐52.229-10	State of New Mexico Gross Receipts and Compensating Tax
☐52.230-2	Cost Accounting Standards
☐52.230-3	Disclosure and Consistency of Cost Accounting Practices
☐52.230-5	Cost Accounting Standards -Educational Institution
☐52.230-6	Administration of Cost Accounting Standards
☐52.232-7	Payments Under Time-and-Materials and Labor-Hour Contracts
☐52.232-16	Progress Payments (Notwithstanding paragraph 8 above, in paragraph (d),”Government” means the “U.S. Government” except in subdivision (d)(2)(iv).
☐52.232-17	Interest
☐52.232-18	Availability of Funds
☐52.232-19	Availability of Funds for the Next Fiscal Year
☐52.232-20	Limitation of Cost
☐52.232-22	Limitation of Funds
☐52.232-23	Assignment of Claims
☐52.232-23	Assignment of Claims Alternate 1
☐52.232-32	Performance-Based Payments
☐52.236-2	Differing Site Conditions
☐52.236-13	Accident Prevention

Clause # & FAR Ref.	Title of Clause
☐52.237-2	Protection of Government Buildings, Equipment & Vegetation
☐52.237-3	Continuity of Services
☐52.237-7	Indemnification and Medical Liability Insurance
☐52.237-10	Identification of Uncompensated Overtime
☐52.239-1	Privacy or Security Safeguards
☐52.242-1	Notice of Intent to Disallow Costs
☐52.242-3	Penalties for Unallowable Costs
☐52.242-4	Certification of Final Indirect Costs
☐52.242-12	Report of Shipment
☐52.242-13	Bankruptcy
☐52.242-15	Stop-Work Order
☐52.242-15	Stop-Work Order Alternate 1
☐52.243-1	Changes - Fixed-Price
☐52.243-1	Changes - Fixed- Price - Alternate I
☐52.243-2	Changes - Cost-Reimbursement
☐52.243-2	Changes - Cost-Reimbursement - Alternate I
☐52.243-2	Changes - Cost-Reimbursement - Alternate II
☐52.243-2	Changes - Cost-Reimbursement - Alternate V
☐52.243-3	Changes - Changes - Time-and-Materials or Labor-Hours
☐52.243-6	Change Order Accounting
☐52.244-2	Subcontracts
☐52.244-5	Competition in Subcontracting
☐52.244-6	Subcontracts for Commercial Items and Commercial Components
☐52.245-4	Government-Furnished Property (Short Form)
☐52.245-8	Liability for the Facilities
☐52.245-16	Facilities Equipment Modernization
☐52.245-17	Special Tooling
☐52.245-18	Special Test Equipment
☐52.245-19	Government Property Furnished “As Is”
☐52.246-1	Contractor Inspection Requirements
☐52.246-2	Inspection of Supplies - Fixed Price
☐52.246-3	Inspection of Supplies - Cost-Reimbursement
☐52.246-4	Inspection of Services - Fixed-Price
☐52.246-5	Inspection of Services - Cost-Reimbursement
☐52.246-6	Inspection of Time-and- Material and Labor-Hour
☐52.246-8	Inspection of Research and Development - Cost-Reimbursement
☐52.246-20	Warranty of Services
☐52.246-23	Limitation of Liability
☐52.246-24	Limitation of Liability - High-Value Items
☐52.246-25	Limitation of Liability – Services
☐52.247-1	Commercial Bill of Lading Notation
☐52.247-55	F.O.B. Point for Delivery of Government-Furnished Property
☐52.247-64	Preference for Privately Owned U.S. Flag Commercial Vessels
☐52.248-1	Value Engineering
☐52.249-8	Default -(Fixed-Price Supply and Services)
☐52.249-14	Excusable Delays
☐52.253-1	Computer Generated Forms

Clause # & FAR Ref.	Title of Clause
☐52.242-17	Government Delay of Work
☐52.247-34	FOB Destination
☐52.202-1	Definitions
☐52.219-14	Limitations on Subcontracting
☐52.219-23	Notice of Price Evaluation Adjustment for SDB Concerns
☐52.225-16	Sanctioned European Union Country Services
☐52.227-5	Waiver of Indemnity
☐52.229-3	Federal, State and Local Taxes
☐52.232-9	Limitation on Withholding of Payments
☐52.232-25	Prompt Payment
☐52.232-33	Payment by Electronic Funds Transfer
☐52.233-1	Disputes
☐52.233-3	Protest after Award
☐52.252-2	Clauses Incorporated by Reference
☐52.252-6	Authorized Deviation in Clauses

SCHEDULE B - CONTRACT CLAUSES

Department OF Defense (DOD) PART II DFAR CLAUSES

1.     REFERENCES TO DFAR SUPPLEMENT

All references herein to “DFAR Supplement” or “DFAR SUPP” shall mean the Department of Defense Supplement to the Federal Acquisition Regulation.

2.     DFAR SUPPLEMENT CLAUSES APPLICABLE TO THIS ORDER

The clauses in DFAR Supplement Subpart 252.2 referenced in subparagraph (a) and those clauses referenced and checked in subparagraph (b), below, in effect on the date of this Order, are incorporated herein and made a part of this Order. To the extent that an earlier version of any such clause is included in the Prime Contract or Subcontract under which this Order is issued, the date of the clause as it appears in such Prime Contract or Subcontract shall be controlling and said version shall be incorporated therein. In all such clauses, unless the context of a clause requires otherwise, the term “Contractor” shall mean Seller, the term “Contract” shall mean this Order, and the terms “Government,” “Contracting Officer” and equivalent phrases shall mean Buyer and Buyer’s Purchasing Representative (except with respect to [                    ], in which the term “Government” will retain its meaning as set forth in such DFARs), respectively. It is intended that the referenced clause shall apply to Seller in such manner as is necessary to reflect the position of Seller as a subcontractor to Buyer, to insure Seller’s obligations to Buyer and to the United States Government, and to enable Buyer to meet its obligations under its Prime Contract or Subcontract.

(a)  The following clauses are applicable to this Order:

DFAR Reference	Title of Clause
252.203-7001	Prohibition on Persons Convicted of Fraud or Other Defense-Contract-Related Felonies
252.204-7000	Disclosure of Information
252.208-7000	Intent to Furnish Precious Metals as Government-Furnished Material
252.209-7000	Acquisitions From Subcontractors Subject to On-Site Inspection under the Intermediate-Range Nuclear Forces (INF) Treaty (If Subcontract exceeds $25,000)
252.211-7000	Acquisition Streamlining (If Subcontract exceeds $1,000,000)
252.215-7000	Pricing Adjustments
252.219-7003	Small, Small Disadvantaged and Women-Owned Small Business Subcontracting Plan (DOD Contracts) (If Order exceeds $500,000)
252.225-7026	Reporting of Contract Performance Outside the United States
252-226-7001	Utilization of Indian Organizations and Indian-Owned Economic Enterprises – DoD Contracts
252.227-7034	Patents – Subcontracts
252.227-7037	Validation of Restrictive Markings on Technical Data
252.231-7000	Supplemental Cost Principles

(b)  DFAR Supplement clauses applicable to this Order if checked:

DFAR Reference	Title of Clause
☐252.203-7002	Display of DoD Hotline Poster
☐252.204-7003	Control of Government Personnel Work Product
☐252.206-7000	Domestic Source Restriction
☐252.209-7001	Disclosure of Ownership or Control by the Government of a Terrorist Country

DFAR Reference	Title of Clause
☐252.209-7002	Disclosure of Ownership or Control by a Foreign Government
☐252.209-7004	Subcontracting w/Firms that are Owned or Controlled by the Government of a Terrorist Country
☐252.217-7003	Changes
☐252.217-7026	Identification of Sources of Supply
☐252.222-7000	Restrictions on Employment of Personnel
☐252.223-7001	Hazard Warning Labels
☐252.223-7002	Safety Precautions for Ammunition and Explosives
☐252.223-7003	Change in Place of Performance - Ammunition and Explosives
☐252.223-7004	Drug-Free Work Force
☐252.223-7006	Prohibition on Storage and Disposal of Toxic and Hazardous Materials
☐252.225.7000	Buy American Act - Balance of Payments Program Certificate
☐252.225-7001	Buy American Act and Balance of Payments Program
☐252.225-7002	Qualifying Country Sources as Subcontractors
☐252.225-7005	Identification of Expenditures in the United States
☐252.225-7006	Buy American Act, Trade Agreement Act, and the Balance of Payments Program Certificate
☐252.225-7007	Trade Agreements
☐252.225-7009	Duty Free Entry - Qualifying Country (End Products & Components)
☐252.225-7010	Duty Free Entry - Additional Provisions
☐252.225-7012	Preference for Certain Domestic Commodities
☐252.225-7014	Preference for Domestic Specialty Metals
☐252.225-7015	Preference for Domestic Hand or Measuring Tools
☐252.225-7031	Secondary Arab Boycott of Israel
☐252.225-7043	Antiterrorism/Force Protection Policy for Defense Contractors Outside the U.S.
☐252.227-7013	Rights in Technical Data Noncommercial Items
☐252.227-7014	Rights in Non-commercial Computer Software and Non-commercial Computer Software Documentation
☐252.227-7015	Technical Data – Commercial Items
☐252.227-7016	Rights in Bid or Proposal Information
☐252.227-7017	Identification and Assertion of Use, Release, or Disclosure Restrictions
☐252.227-7018	Rights in Noncommercial Technical Data and Computer Software -Small Business Innovation Research (SBIR) Program
☐252.227-7019	Validation of Asserted Restrictions -Computer Software
☐252.227-7020	Rights in Special Works
☐252.227-7021	Rights in Data - Existing Works
☐252.227-7022	Government Rights (Unlimited)
☐252.227-7023	Drawings and Other Data to Become Property of Government
☐252.227-7025	Limitations on the Use or Disclosure of Government-Furnished Information Marked w/ Restrictive Legends
☐252.227-7026	Deferred Delivery of Technical Data or Computer Software
☐252.227-7027	Deferred Ordering of Technical Data or Computer Software
☐252.227-7028	Technical Data or Computer Software Previously Delivered to the Government
☐252.227-7030	Technical Data - Withholding of Payment

DFAR Reference	Title of Clause
☐252.227-7032	Rights in technical data and computer software (Foreign)
☐252.227-7033	Rights in Shop Drawings
☐252.227-7036	Declaration of Technical Data Conformity
☐252.227-7039	Patents – Reporting of Subject Inventions
☐252.228-7005	Accident Reporting & Investigation Involving Aircraft, Missiles, and Space Launch Vehicles
☐252.232-7006	Reduction or Suspension of Contract Payments Upon Finding of Fraud
☐252.235-7002	Animal Welfare
☐252.235-7003	Frequency Authorization
☐252.235-7010	Acknowledgment of Support and Disclaimer
☐252.236-7000	Modification Proposals - Price Breakdown
☐252.239-7000	Protection Against Compromising Emanations
☐252.239-7016	Telecommunications Security Equipment, Devices, Techniques and Services
☐252.245-7001	Reports of Government Property
☐252.246-7001	Warranty of Data
☐252.247-7001	Price Adjustment (NOTE: Amsec may need to do)
☐252.247-7023	Transportation of Supplies by Sea (If Order exceeds $25,000)
☐252.247-7024	Notification of Transportation of Supplies by Sea
☐252.232-7003	Electronic Submission of Payment Requests
☐252.235-7011	Final Scientific or Technical Report
☐252.243-7001	Pricing of Contract Modifications
☐252.244-7000	Subcontracts for Commercial Items/Components